[Exhibit 10.6 - Agreement with Shaanxi Ruyi Electric Company]

           SHAANXI NEW CENTURY ELECTRONIC CO. LTD ASSET REORGANIZATION

                                    Contract

                        Chapter One: Company Shareholders

Article (1):                        Company shareholders
Party A:                            Cirmaker Technology Corporation
Lawful representative:              Liao, Shi-Yi
Party B:                            Shaanxi Ruyi Electric Company
Lawful representative:              Su, Zeng-Meng
Party C:                            Shaanxi New Century Electronic Co. Ltd
Lawful representative:              Bai, Xiao-Jun

                    Chapter Two: Asset Reorganization Method

Article (2): In order to adapt to market demands, make the most of each parties' strengths and achieving maximum economic efficiency, therefore this reorganization of the net assets of the original Shaanxi New Century Electronic Co. Ltd. The reorganization method is by increasing capital invested from each shareholder.

Article (3): After asset reorganization, the company will use the name of "Shaanxi New Century Electronic Co. Ltd" and the change related procedures will be completed in the administrative and management departments.

                      Chapter Three: Company Basic Overview

Article (4):  Registered capital of the company:  RMB$6 million
Lawful address of company: No 7 Xianxing Road Xianyang City Shaanxi Province Cooperation period after company assets reorganization: 20 years

Article (5): Company operating scope: R&D, Manufacturing, Marketing of products such as digital TV satellite receivers (DVB-S), digital TV cable receivers (DVB-C), digital TV terrestrial receivers (DVB-T) and tuners.

Article (6): Shareholders will make use of their strengths to enhance the ability in expanding the market. Party A will assist the new company in developing overseas markets and Party B will assist the new company in developing the market in mainland China.

               Chapter Four: Share Structure and Investment Method

Article (7): The registered capital of the company is RMB$6 million. Party A will invest RMB$3.96 million and constitute 66% of shares. Party B and Party C will invest RMB$2.04 million and constitute 34% of shares.

The RMB$3.96 Party A invested in will be used in purchasing equipments and monetary fund. The specific brand, model, specification and price of equipments will be discussed between Party A and Party B before purchasing.

The capital from Party B will be used for a new 2400 square meters manufacturing plant and other intangible assets. Both party A and party B have agreed on a RMB$1.5 million and a RMB$ 40,000 monetary fund totaling RMB$1.54 million additional investment. Intangible assets include: Broadcasting network certification, 3C certification, manufacturing certification, marketing certification, reception certification and the "Ruyi" brand. Shaanxi Ruyi Electric Company authorizes Shaanxi New Century Electronic Co. Ltd the exclusive use of "Ruyi" trademark on its satellite, cable and terrestrial receivers and will complete the authorization procedures in the Trademark Department. Shaanxi Ruyi Electric Company cannot use the "Ruyi" trademark on the abovementioned three products.

The net assets of the original Shaanxi New Century Electronic Co. Ltd include fixed assets (the original Shaanxi New Century Electronic Co. Ltd operated manufacturing plant not included), current assets, long-term assets and debts owe to party B. Other debts are not within the scope of this asset reorganization. Party A and Party B have agreed upon a value for the fixed assets, current assets and long-term assets totaling RMB$ 500,000 and a debt of RMB$ 500,000 is owed to Party B. This amount owed has been converted to investment from Party B in the asset reorganization process.

Article (8):  Investment Schedule
Company reorganization and investments from all parties will start on March 1, 2004. On that date, Party B and Party C will make the total investment. Party A will invest in 10% increment which is RMB$ 400,000. Party A will invest the remaining amount before March 31, 2004. The capital invested will be handed over to the new company 45 days from the starting date.

                    Chapter Five: Company Employee and Salary

Article (9): Party B will hire fifty people that meet the company criteria over a period of one year to be full-time employees for the new company. The new company will be responsible for all employee salary and social insurance from the official founding date of the new company. Every hired employee will sign an employment contract for one year with the company. After the contract terminates, qualified employee can sign another contract with the company. Before the contract of the fifty people that party B has hired terminates, if the new company wishes to hire part-time employee, the ratio of full-time employee and part-time employee would be 1:1.2.

Article (10): Employee salary and welfare can be consistent with the local living standard around the company. The board of directors will decide on the bonus system, which will be based on the economic performance.

Article (11): The company will structure the employee managing system and salary assigning system according to the Chinese [Labor Law] and related law and regulations.

       Chapter Six: Board of Directors and Operation Management Structure

Article (12): The board of directors has the highest power within the company. They make all the major decisions about the company. The board of directors constitute of five trustees, three of which are delegated by Party A. Party B and Party C will each delegate one trustee. The tenure period will be three years. In case of trustee that repeatedly violates company regulations or is not competent for company tasks, the board of directors has the right to require shareholders to change the delegated trustee.

The president of the company is the lawful representative and will be held by the trustee delegated by Party A.

Article (13): The company employs the system where the General Manager is responsible. The general manager is under the leadership of the board of directors. The voting mechanism of the board of directors will follow the [Regulation] of the new company. When the board of directors is unable to agree upon a final decision, the voting mechanism will follow the [Cooperate Law].

Article (14): The company will establish systems for the daily operation and management tasks. The general manager will propose the establishment plan for the operation and management systems and the board of directors will approve the accepted plan.

The general manager and vice general manager will be referred by both Party A and Party B. The financial manager will be referred by Party A and vice financial manager will be referred by Party B. The board of the directors of the company will hire the selected candidates.

The tenure period for the abovementioned staff will be three years. The board of directors will have the decision to disengage any incompetent staff.

             Chapter Seven: Company Operations and Other Situations

Article (15): The lawful company address: Ruyi Industrial Park: No 7 Xianxing Road Xianyang City Shaanxi Province. The company address cannot be changed except in the case of expansion of manufacturing capacity because the current location is not able to sustain new operations. Consent from Party B is required.

Article (16): Power and energy supply: Party B is responsible for the supply of power and energy (water, electricity, gas, heat) required for manufacturing. In case of alterations, consent from party B is required. The energy bills from all internal departments of Party B will be combined. The new company will calculate and pay monthly.

Article (17): In order to guarantee employee housing and community-provided services such as cleaning, greening and security, the company will deduct according to the number of employee of Party B a RMB$50 per person per month amount from the new company or employee payroll to pay to Party B.

Article (18): Shareholders cannot be involved in activity that is damaging to company image or benefit and cannot singly utilizes company tangible or intangible assets.

Article (19): After the signage of this contract, the three parties will compose the company [Regulation] together.

                              Chapter Eight: Others

Article (20): This contract is the three parties' descriptions of the true meaning of asset reorganization of Shaanxi New Century Electronic Co. Ltd. In order for the government to verify the reorganization process, the shareholders can sign separate contract in the form of documents or tables if the supplementation does not change the true meaning of this contract.

Article (21):  Reorganization Process and Related Procedures:
From the signage of this contract to the implementation start date (March 01, 2004), all shareholders shall complete all preparation tasks for the reorganization. These tasks include manufacturing and operation plans for the new company and the confirmation of equipments invested by Party A. At the same time, Party B shall prepare all related documents to be approved by the government. Party A will also ensure all the custom declaration procedure and import equipments are arranged.

Forty-five days from the reorganization start-date, all the procedures for the reorganization of the new company shall be completed. This includes the receiving and verification of investments, business alteration procedures, manufacturing plant ownership transfer procedures and other related certification processes (the annual certification inspection fee will be paid by Party B).

Article (22): In the case of uncontrollable factor that interferes with the fulfillment of this contract, then this contract can be terminated.

If a shareholder is unable to invest the pre-established investment amount or has performed any serious act that violates the contract and has cause the incompletion of this contract, then the violator shall be held obligated to legal liability as according to the [Contract Law of People's Republic of China].

Article (23): This contract has eight copies and all have the same legal effectiveness and are effective as of the date of the signage.

Article (24): This contract is signed on February 02, 2004 in Xianyang City Shaanxi Province.

Party A:                            Cirmaker Technology Corporation
Lawful Representative:              Liao, Shi-Yi
Signature:                          /s/Shi-Yi Liao
Date:                               February 02, 2004


Party B:                            Shaanxi Ruyi Electric Company
Lawful Representative:              Su, Zeng-Meng
Signature:                          /s/Zeng Meng Su
Date:                               February 02, 2004


Party C:                            Shaanxi New Century Electronic Co. Ltd
Lawful representative:              Bai, Xiao-Jun
Signature:                          /s/ Xiao Jun Bai
Date:                               February 02, 2004